(d)(14)

SUB-ADVISORY AGREEMENT

ING MUTUAL FUNDS

This AGREEMENT is made as of this 13th day of May, 2013, among ING Mutual Funds, a Delaware statutory trust (the “Fund”), ING Investments, LLC (the “Manager”), an Arizona limited liability company, and T. Rowe Price Associates, Inc. (the “Sub-Adviser”), a Maryland corporation.

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company;

WHEREAS, the Fund is authorized to issue separate series, each of which will offer a separate class of shares of beneficial interest, each series having its own investment objective or objectives, policies, and limitations;

WHEREAS, the Fund currently offers shares in multiple series, may offer shares of additional series in the future, and intends to offer shares of additional series in the future;

WHEREAS, pursuant to an Investment Management Agreement, dated May 13, 2013, (the “Management Agreement”), a copy of which has been provided to the Sub-Adviser, the Fund has retained the Manager to render advisory, management, and administrative services to many of the Fund’s series;

WHEREAS, the Fund and the Manager wish to retain the Sub-Adviser to furnish investment advisory services to one or more of the series of the Fund, and the Sub-Adviser is willing to furnish such services to the Fund and the Manager;

NOW THEREFORE, in consideration of the premises and the promises and mutual covenants herein contained, it is agreed between the Fund, the Manager, and the Sub-Adviser as follows:

1.                                      Appointment.  The Fund and the Manager hereby appoint the Sub-Adviser to render investment advisory services to the Series designated on Schedule A of this Agreement (the “Series”) for the periods and on the terms set forth in this Agreement.  The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.  To the extent that the Sub-Adviser is not the only person providing investment advisory services to a Series, the term “Series” shall be interpreted for purposes of this Agreement to only include those assets of the Series over which the Sub-Adviser is directed by the Manager to provide investment advisory services.  In the event the Fund designates one or more series other than the Series with respect to which the Fund and the Manager wish to retain the Sub-Adviser to render investment advisory services hereunder, they shall notify the Sub-Adviser in writing.  If the Sub-Adviser is willing to render such services, it shall notify the Fund and Manager in writing, whereupon such series shall become a Series hereunder, and be subject to this Agreement.

2.                                      Sub-Adviser Duties.  Subject to the supervision of the Fund’s Board of Trustees and the Manager, the Sub-Adviser will provide a continuous investment program for the Series’ portfolio and determine the composition of the assets of the Series’ portfolio, including determination of the purchase, retention, or sale of the securities, cash, and other investments contained in the portfolio.  The Sub-Adviser will provide investment research and conduct a continuous program of evaluation, investment, sales, and reinvestment of the Series’ assets by determining the securities and other investments that shall be purchased, entered into, sold, closed, or exchanged for the Series, when these transactions should be executed, and what portion of the assets of the Series should be held in the various securities and other investments in which it may invest, and the Sub-Adviser is hereby authorized to execute and perform such services on behalf of the Series.  To the extent permitted by the investment policies of the Series, the Sub-Adviser shall make decisions for the Series as to foreign currency matters and make determinations as to and execute and perform foreign currency exchange contracts on behalf of the Series.  The Sub-Adviser will provide the services under this Agreement in accordance with the Series’ investment objective or objectives, policies, and restrictions as stated in the Fund’s Registration Statement filed with the Securities and Exchange Commission (“SEC”), as amended, and provided to the Sub-Adviser by the Manager.  The Sub-Adviser further agrees as follows:

(a)                                 The Sub-Adviser will (1) take all steps necessary to manage the Series so that it will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, (2) take all steps necessary to manage the Series so as to ensure compliance by the Series with the diversification requirements of Section 817(h) of the Internal Revenue Code and regulations issued thereunder, and (3) use reasonable efforts to manage the Series so as to ensure compliance by the Series with any other rules and regulations pertaining to investment vehicles underlying variable annuity or variable life insurance policies. The Manager or the Fund will notify the Sub-Adviser of any pertinent changes, modifications to, or interpretations of Section 817(h) of the Internal Revenue Code and regulations issued thereunder.  In managing the Series in accordance with these requirements, the Sub-Adviser shall be entitled to act and rely upon advice of counsel to the Fund, counsel to the Manager, or counsel to the Sub-Adviser, such counsel to be reasonably acceptable to the Manager.

(b)                                 The Sub-Adviser will conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Fund’s Board of Trustees of which the Sub-Adviser has been sent a copy, and the provisions of the Registration Statement of the Fund under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act, as supplemented or amended, of which the Sub-Adviser has received a copy.  The Manager or the Fund will notify the Sub-Adviser of pertinent provisions of applicable state insurance law with which the Sub-Adviser must comply under this Paragraph 2(b).

(c)                                  On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Series as well as of other investment advisory clients of the Sub-Adviser or any of its affiliates, the Sub-Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in a manner that is fair and equitable in the judgment of the Sub-Adviser in the exercise of its fiduciary obligations to the Fund and to such other clients, subject to reasonable review by the Manager and the Board of Trustees.

(d)                                 In connection with the purchase and sale of securities for the Series, the Sub-Adviser will arrange for the transmission to the custodian and portfolio accounting agent for the Series on a daily basis, such confirmation, trade tickets, and other documents and information, including, but not limited to, Cusip, Sedol, or other numbers that identify securities to be purchased or sold on behalf of the Series, as may be reasonably necessary to enable the custodian and portfolio accounting agent to perform its administrative and record keeping responsibilities with respect to the Series.  With respect to portfolio securities to be purchased or sold through the Depository Fund Company, the Sub-Adviser will arrange for the automatic transmission of the confirmation of such trades to the Fund’s custodian and portfolio accounting agent.

(e)                                  The Sub-Adviser will assist the custodian and portfolio accounting agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Registration Statement for the Fund, the value of any portfolio securities or other assets of the Series for which the custodian and portfolio accounting agent reasonably seeks assistance from or identifies for review by the Sub-Adviser.

(f)                                   The Sub-Adviser will make available to the Fund and the Manager, promptly upon request, all of the Series’ investment records and ledgers maintained by the Sub-Adviser (which shall not include the records and ledgers maintained by the custodian or portfolio accounting agent for the Fund) as are necessary to assist the Fund and the Manager to comply with requirements of the 1940 Act and the Investment Advisers Act of 1940 (the “Advisers Act”), as well as other applicable laws.  The Sub-Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with such services which may be requested.

(g)                                  The Sub-Adviser will provide reports to the Fund’s Board of Trustees for consideration at meetings of the Board on the investment program for the Series and the issuers and securities represented in the Series’ portfolio, and will furnish the Fund’s Board of Trustees with respect to the Series such periodic and special reports as shall be agreed upon by the Trustees, the Manager, and the Sub-Adviser, which agreement shall not be unreasonably withheld.

(h)                                 In rendering the services required under this Agreement, the Sub-Adviser may, from time to time, employ or associate with itself such person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement. However, the Sub-Adviser may not retain as subadviser any company that would be an “investment adviser,” as that term is defined in the 1940 Act, to the Series unless the contract with such company is approved by a majority of the Fund’s Board of Trustees and a majority of Trustees who are not parties to any agreement or contract with such company and who are not “interested persons,” as defined in the 1940 Act, of the Fund, the Manager, or the Sub-Adviser, or any such company that is retained as subadviser, and is approved by the vote of a majority of the outstanding voting securities of the applicable Series of the Fund to the extent required by the 1940 Act. The Sub-Adviser shall be responsible for making reasonable inquiries and for reasonably ensuring that any employee of the Sub-Adviser, any subadviser that the Sub-Adviser has employed or with which it has associated with respect to the Series, or any employee thereof has not, to the best of the Sub-Adviser’s knowledge, in any material connection with the handling of Fund assets:

(i)                                     been convicted, in the last ten (10) years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code, or involving the purchase or sale of any security; or

(ii)                                  been found by any state regulatory authority, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of any state insurance law involving fraud, deceit, or knowing misrepresentation; or

(iii)                               been found by any federal or state regulatory authorities, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit, or knowing misrepresentation.

(i)                                     With respect to any investments, including but not limited to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreements, and options on futures contracts (“futures”), which are permitted to be made by the Sub-Adviser in accordance with this Agreement and the investment objectives and strategies of the Series, as outlined in the Registration Statement for the Fund, the Manager hereby authorizes and directs the Sub-Adviser to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to, executing as agent, on behalf of each Series, brokerage agreements and other documents to establish, operate and conduct all brokerage, collateral or other trading accounts, and executing as agent, on behalf of each Series, such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including limited partnership agreements, repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations, provided that the Sub-Adviser may only trade swaps and derivatives under ISDA Master Agreements which are substantially similar to those reviewed and approved by the Manager.  The Sub-Adviser also is hereby authorized to instruct the Fund custodian with respect to any collateral management activities in connection with any derivatives transactions.  The Manager acknowledges and understands that it will be bound by any such trading accounts established, and agreements and other documentation executed, by the Sub-Adviser for such investment purposes.

(j)                                    The Sub-Adviser will have no duty to vote any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested in connection with annual and special meetings of equity stockholders, provided however, that the Sub-Adviser retains responsibility to vote or abstain from voting all proxies with respect to non-equity portfolio securities and all portfolio securities for matters with regard to bankruptcy or related plans of reorganization, unless the Manager gives the Sub-Adviser written instructions to the contrary.  The Sub-Adviser will immediately forward any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested to the Manager or to any agent of the Manager designated by the Manager in writing.

The Sub-Adviser will make appropriate personnel available for consultation for the purpose of reviewing with representatives of the Manager and/or the Board any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested.  Upon request, the Sub-Adviser will submit a written voting recommendation to the Manager for such proxies.  In making such recommendations, the Sub-Adviser shall use its good faith judgment to act in the best interests of the Series.  The Sub-Adviser shall disclose to the best of its knowledge any conflict of interest with the issuers of securities that are the subject of such recommendation including whether such issuers are clients or are being solicited as clients of the Sub-Adviser or of its affiliates.

3.                                      Broker-Dealer Selection.  The Sub-Adviser is responsible for decisions to buy and sell securities and other investments for the Series’ portfolio, broker-dealer selection, and negotiation of brokerage commission rates. The Sub-Adviser’s primary consideration in effecting a security transaction will be to obtain the best execution for the Series, taking into account the factors specified in the prospectus and/or statement of additional information for the Fund, which include price (including the applicable brokerage commission or dollar spread), the size of the order, the nature of the market for the security, the timing of the transaction, the reputation, the experience and financial stability of the broker-dealer involved, the quality of the service, the difficulty of execution, and the execution capabilities and operational facilities of the firm involved, and the firm’s risk in positioning a block of securities. Accordingly, the price to the Series in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Sub-Adviser in the exercise of its fiduciary obligations to the Fund, by other aspects of the portfolio execution services offered. Subject to such policies as the Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Series to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Adviser or its affiliate determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s or its affiliate’s overall responsibilities with respect to the Series and to their other clients as to which they exercise investment discretion.  To the extent consistent with these standards, the Sub-Adviser is further authorized to allocate the orders placed by it on behalf of the Series to the Sub-Adviser if it is registered as a broker-dealer with the SEC, to its affiliated broker-dealer, or to such brokers and dealers who also provide research or statistical material, or other services to the Series, the Sub-Adviser, or an affiliate of the Sub-Adviser.  Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine consistent with the above standards, and the Sub-Adviser will report on said allocation regularly to the Board of Trustees of the Fund indicating the broker-dealers to which such allocations have been made and the basis therefor.

4.                                      Disclosure about Sub-Adviser.  The Sub-Adviser has reviewed or will review the posteffective amendment to the Registration Statement for the Fund filed or to be filed with the Securities and Exchange Commission that contains or will contain disclosure about the Sub-Adviser that has been provided by the Sub-Adviser, and represents and warrants that, with respect to the disclosure about the Sub-Adviser or information relating, directly or indirectly, to the Sub-Adviser, such Registration Statement, to the extent it contains information provided by or respecting the Sub-Adviser, contains or will contain, as of the date of filing with the Securities and Exchange Commission, no untrue statement of any material fact and does not omit any statement of a material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Sub-Adviser further represents and warrants that it is a duly registered investment adviser under the Advisers Act and a duly registered investment adviser in all states in which the Sub-Adviser is required to be registered.

5.                                      Expenses.  During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it and its staff and for their activities in connection with its portfolio management duties under this Agreement. The Manager or the Fund shall be responsible for all the expenses of the Fund’s operations including, but not limited to:

(a)                                 Expenses of all audits by the Fund’s independent public accountants;

(b)                                 Expenses of the Series’ transfer agent, registrar, dividend disbursing agent, and record keeping services;

(c)                                  Expenses of the Series’ custodial services including record keeping services provided by the custodian;

(d)                                 Expenses of obtaining quotations for calculating the value of the Series’ net assets;

(e)                                  Expenses of obtaining Portfolio Activity Reports and Analyses of International Management Reports (as appropriate) for the Series;

(f)                                   Expenses of maintaining the Fund’s tax records;

(g)                                  Salaries and other compensation of any of the Fund’s executive officers and employees, if any, who are not officers, directors, stockholders, or employees of the Sub-Adviser or an affiliate of the Sub-Adviser;

(h)                                 Taxes levied against the Fund;

(i)                                     Brokerage fees and commissions in connection with the purchase and sale of portfolio securities for the Series;

(j)                                    Costs, including the interest expense, of borrowing money;

(k)                                 Costs and/or fees incident to meetings of the Fund’s shareholders, the preparation and mailings of prospectuses and reports of the Fund to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Fund’s existence, and the regulation of shares with federal and state securities or insurance authorities;

(1)                                 The Fund’s legal fees, including the legal fees related to the registration and continued qualification of the Fund’s shares for sale;

(m)                             Costs of printing stock certificates representing shares of the Fund;

(n)                                 Trustees’ fees and expenses to Trustees who are not officers, employees, or stockholders of the Sub-Adviser or any affiliate thereof;

(o)                                 The Fund’s fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;

(p)                                 Association membership dues;

(q)                                 Extraordinary expenses of the Fund as may arise including expenses incurred in connection with litigation, proceedings, and other claims (unless the Sub-Adviser is responsible for such expenses under Section 14 or Section 15 of this Agreement), and the legal obligations of the Fund to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto; and

(r)                                    Organizational and offering expenses.

6.                                      Compensation.  For the services provided, the Manager will pay the Sub-Adviser a fee, payable monthly, as described on Schedule B.

7.                                      Seed Money.  The Manager agrees that the Sub-Adviser shall not be responsible for providing money for the capitalization of the Series.

8.                                    Compliance.

(a)                                 The Sub-Adviser agrees that it shall immediately notify the Manager and the Fund (1) in the event that the SEC has censured the Sub-Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, (2) upon having a reasonable basis for believing that the Series has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, or (3) upon having a reasonable basis for believing that the Series has ceased to comply or might not comply with the diversification provisions of Section 817(h) of the Internal Revenue Code or the Regulations thereunder. The Sub-Adviser further agrees to notify the Manager and the Fund immediately of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Registration Statement or prospectus for the Fund, or any amendment or supplement thereto, or of any statement contained therein that becomes untrue in any material respect (provided such Registration Statement or a prospectus for the Fund is provided to the Sub-Adviser).

(b)                                 The Manager agrees that it shall immediately notify the Sub-Adviser (1) in the event that the SEC has censured the Manager or the Fund; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Manager’s registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, (2) upon having a reasonable basis for believing that the Series has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, or (3) upon having a reasonable basis for believing that the Series has ceased to comply with the diversification provisions of Section 817(h) of the Internal Revenue Code or the Regulations thereunder.

9.                                      Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Series are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s or the Manager’s request, although the Sub-Adviser may, at its own expense, make and retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

10.                               Cooperation.  Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the Securities and Exchange Commission and state insurance regulators) in connection with any investigation or inquiry relating to this Agreement or the Fund.

11.                               Representations Respecting Sub-Adviser.  The Manager and the Fund agree that neither the Fund, the Manager, nor affiliated persons of the Fund or the Manager shall give any information or make any representations or statements in connection with the sale of shares of the Series concerning the Sub-Adviser or the Series other than the information or representations contained in the Registration Statement, prospectus, or statement of additional information for the Fund shares, as they may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved in advance by the Sub-Adviser, except with the prior permission of the Sub-Adviser. The parties agree that in the event that the Manager or an affiliated person of the Manager sends sales literature or other promotional material to the Sub-Adviser for its approval, the Sub-Adviser will use its best efforts to comment within 30 days.

12.                               Control.  Notwithstanding any other provision of the Agreement, it is understood and agreed that the Fund shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement and reserve the right to direct, approve, or disapprove any action hereunder taken on its behalf by the Sub-Adviser.

13.                               Services Not Exclusive.

(a)                                 It is understood that the services of the Sub-Adviser are not exclusive, and nothing in this Agreement shall prevent the Sub-Adviser (or its affiliates) from providing similar services to other clients, including investment companies (whether or not their investment objectives and policies are similar to those of the Series) or from engaging in other activities.

(b)                                 The services of the Sub-Adviser to the Series and the Fund are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided, however, that the Sub-Adviser may not consult with any other sub-adviser of the Fund, other than with an affiliated sub-adviser delegated pursuant to a sub-sub-advisory agreement or a sub-delegation agreement, concerning transactions in securities or other assets for any investment portfolio of the Fund, including the Series, except that such consultations are permitted between the current and successor sub-advisers of the Series in order to effect an orderly transition of portfolio management duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

14.                               Liability.  The Sub-Adviser may rely upon information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Fund and the Manager agree that the Sub-Adviser, any affiliated person of the Sub-Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls the Sub-Adviser shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser’s duties, or by reason of reckless disregard of the Sub-Adviser’s obligations and duties under this Agreement.

15.                               Liability Respecting Tax Compliance.  Notwithstanding Section 14, the Sub-Adviser shall be liable for all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) incurred by the Fund or the Manager, any affiliated person of the Manager, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Manager, arising out of the Sub-Adviser’s responsibilities as Sub-Adviser of the Series which are based upon a failure to comply with Section 2, Paragraph (a)(l) or (2) of this Agreement.

16.                               Duration and Termination.

(a)                                 With respect to each Series identified as a Series on Schedule A hereto as in effect on the date of this Agreement, unless earlier terminated with respect to any Series this Agreement shall continue in full force and effect through November 30, 2014.  Thereafter, unless earlier terminated with respect to a Series, the Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Trustees of the Fund, or (ii) the vote of a majority of the outstanding voting shares of the Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Trustees of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

With respect to any Series that was added to Schedule A hereto as a Series after the date of this Agreement, the Agreement shall become effective on the later of (i) the date Schedule A is amended to reflect the addition of such Series as a Series under the Agreement or (ii) the date upon which the shares of the Series are first sold to the public, subject to the condition that the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Manager, and the shareholders of such Series, shall have approved this Agreement.  Unless terminated earlier as provided herein with respect to any such Series, the Agreement shall continue in full force and effect for a period of two years from the date of its effectiveness (as identified above) with respect to that Series.  Thereafter, unless earlier terminated with respect to a Series, the Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Trustees of the Fund, or (ii) vote of a majority of the outstanding voting shares of such Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Trustees of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Trust or the Manager, cast in person at a meeting called for the purpose of voting on such approval.  The Sub-Adviser shall not provide any services for a Series or receive any fees on account of such Series with respect to which this Agreement is not approved as described in the preceding sentence.  However, any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of a Series shall be effective to continue this Agreement with respect to the Series notwithstanding (i) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Series or (ii) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Fund, unless such approval shall be required by any other applicable law or otherwise. Notwithstanding the foregoing, this Agreement may be terminated for each or any Series hereunder: (a) by the Manager at any time without penalty, upon sixty (60) days’ written notice to the Sub-Adviser and the Fund, (b) at any time without payment of any penalty by the Fund, upon the vote of a majority of the Fund’s Board of Trustees or a majority of the outstanding voting securities of each Series, upon sixty (60) days’ written notice to the Manager and the Sub-Adviser, or (c) by the Sub-Adviser at any time without penalty, upon sixty (60) days’ written notice to the Manager and the Fund.

In the event of termination for any reason, all records of each Series for which the Agreement is terminated shall promptly be returned to the Manager or the Fund, free from any claim or retention of rights in such record by the Sub-Adviser, although the Sub-Adviser may, at its own expense, make and retain a copy of such records. The Agreement shall automatically terminate in the event of its assignment (as such term is described in the 1940 Act).  In the event this Agreement is terminated or is not approved in the manner described above, the Sections or Paragraphs numbered 2(f), 9, 10, 11, 14, 15, and 18 of this Agreement shall remain in effect, as well as any applicable provision of this Paragraph numbered 16.

(b)                                 Notices.  Any notice must be in writing and shall be sufficiently given (1) when delivered in person, (2) when dispatched by telegram or electronic facsimile transfer (confirmed in writing by postage prepaid first class air mail simultaneously dispatched), (3) when sent by internationally recognized overnight courier service (with receipt confirmed by such overnight courier service), or (4) when sent by registered or certified mail, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:

ING Mutual Funds

7337 East Doubletree Ranch Road

Scottsdale, AZ  85258

Attention:  Huey P. Falgout, Jr.

If to the Manager:

ING Investments, LLC

7337 East Doubletree Ranch Road

Scottsdale, AZ  85258

Attention:  Michael J. Roland

If to the Sub-Adviser:

T. Rowe Price Associate, Inc.

100 East Pratt Street

Baltimore, MD  21202

Attention:  Fran Pollack-Matz

17.          Amendments.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Series, and (ii) the Trustees of the Fund, including a majority of the Trustees of the Fund who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

18.          Use of Name.

(a)           It is understood that the name “ING Investments, LLC” or any derivative thereof or logo associated with that name is the valuable property of the Manager and/or its affiliates, and that the Sub-Adviser has the right to use such name (or derivative or logo) only with the approval of the Manager and only so long as the Manager is Manager to the Fund and/or the Series.  Upon termination of the Management Agreement between the Fund and the Manager, the Sub-Adviser shall forthwith cease to use such name (or derivative or logo).

(b)           It is understood that the name “T. Rowe Price” or any derivative thereof or logo associated with that name is the valuable property of the Sub-Adviser and its affiliates and that the Fund and/or the Series have the right to use such name (or derivative or logo) in offering materials of the Fund with the approval of the Sub-Adviser and for so long as the Sub-Adviser is a Sub-Adviser to the Fund and/or the Series. Upon termination of this Agreement between the Fund, the Manager, and the Sub-Adviser, the Fund shall forthwith cease to use such name (or derivative or logo).

19.          Amended and Restated Declaration of Trust. The Amended and Restated Declaration of Trust has been executed on behalf of the Fund by Trustees of the Fund in their capacity as Trustees of the Fund and not individually.  The obligations of this Agreement shall be binding upon the assets and property of the Fund and shall not be binding upon any Trustee, officer, or shareholder of the Fund individually.

20.          Miscellaneous.

(a)           This Agreement shall be governed by the laws of the State of Maryland, provided that nothing herein shall be construed in a manner inconsistent with the 1940

Act, the Advisers Act or rules or orders of the SEC thereunder. The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act.

(b)           The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c)           To the extent permitted under Section 16 of this Agreement, this Agreement may only be assigned by any party with the prior written consent of the other parties.

(d)           If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)           Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Manager, or constituting the Manager as an agent of the Sub-Adviser.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ING MUTUAL FUNDS

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

ING INVESTMENTS, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Fran Pollack-Matz

Name:	Fran Pollack-Matz

SCHEDULE A

The Series of ING Mutual Funds as described in Section 1 of the attached Sub-Advisory Agreement, to which T. Rowe Price Associates, Inc. shall act as Sub-Adviser are as follows:

ING International Growth Fund

SCHEDULE B

COMPENSATION FOR SERVICES TO SERIES

For services provided by T. Rowe Price Associates, Inc. on behalf of the following Series of ING Mutual Funds, pursuant to the Sub-Advisory Agreement dated May 7, 2013, the Manager will pay the Sub-Adviser a fee, computed daily(1) and payable no later than the tenth (10th) business day immediately following the end of each calendar month, based on the average daily net assets of the Series at the following annual rates:

SERIES(2)	RATE
(as a percentage of aggregated average daily net assets)

ING International Growth Fund(3)	Assets up to $250 million: 0.65% on the first $50 million 0.50% on the next $200 million When assets exceed $250 million, the fee schedule resets as indicated below: 0.45% on all assets(4)

(1)

The sub-advisory fees for ING International Growth Fund will be calculated on a monthly basis based on the average daily net assets for the month.  The transitional credit for ING International Growth Fund will be calculated on a monthly basis based on the net assets on each day that the day’s net assets fall within the transitional credit range on that day.

(2)

The fees payable under this Sub-Advisory Agreement are subject to a group fee waiver.  For purposes of this fee waiver, the assets of the Series will be aggregated with those of ING T. Rowe Price Capital Appreciation Portfolio, ING T. Rowe Price Equity Income Portfolio, and ING T. Rowe Price International Stock Portfolio (the “IIT Portfolios”), each a series of ING Investors Trust, and with those of ING T. Rowe Price Diversified Mid Cap Growth Portfolio and ING T. Rowe Price Growth Equity Portfolio (the “IPI Portfolios”), each a series of ING Partners, Inc. that are managed by an affiliate of the Manager and sub-advised by the Sub-Adviser.  Pursuant to the terms of a letter agreement between the Manager and the Sub-Adviser dated December 5, 2001, as amended, the fee waiver will be calculated based on the aggregate assets of the Series , the IIT Portfolios, and the IPI Portfolios as indicated below and will be applied to any fees payable by a Series.   Notwithstanding the reference to the fee waiver in this Schedule B, the terms of the letter agreement shall govern the fee waiver.

•                  Aggregate assets between $750 million and $1.5 billion = 5% discount

•                  Aggregate assets between $1.5 billion and $3.0 billion = 7.5% discount

•                  Aggregate assets greater than $3.0 billion = 10% discount

(3)

The sub-advisory fee for ING International Growth Fund is based on the aggregated assets of ING T. Rowe Price International Stock Portfolio, a series of ING Investors Trust, and the investment sleeve of ING International Growth Fund that is sub-advised by T. Rowe Price Associates, Inc.

(4)

When assets are below $250 million, the breakpoints will reset to the asset weighted value of 0.65% on the first $50 million and 0.50% on the next $200 million.  When assets exceed $250 million, up to $1 billion, the breakpoints will reset to the asset weighted value of 0.45% on all assets.

When assets exceed $1 billion, the fee schedule resets as indicated below: 0.425% on all assets(4)

Concurrently with payment of the sub-advisory fee, the Manager or its agent will provide the Sub-Adviser with a worksheet or such information reasonably necessary to support the calculation of the fees due to it hereunder.

With respect to ING International Growth Fund:

For ING International Growth Fund (the “International Growth Fund”), the Sub-Adviser will provide the Manager transitional credits to eliminate any discontinuity between the tiered fee schedule and the flat 0.45% fee schedule once assets reach $250 million, and to eliminate any discontinuity between the flat 0.45% fee schedule and flat 0.425% fee schedule once assets reach $1 billion.  The credits will apply at asset levels between approximately $210 million and $250 million, and at asset levels between approximately $944 million and $1 billion.

To accommodate circumstances where the International Growth Fund’s assets fall beneath $250 million and to prevent a decline in the International Growth Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $250 million, when the flat fee would be triggered, or (b) fall below a threshold of approximately $210 million, where the tiered fee schedule would be fully re-applied.

The credit is determined by prorating the difference between the tiered fee schedule and the flat 0.45% fee schedule over the difference between $250 million and the current portfolio size for billing purposes.  The credit will approach $200,000 annually when the International Stock Portfolio’s assets are close to $250 million and fall to zero at approximately $210 million.

As the International Growth Fund’s assets approach $250 million, the transitional credit is determined as follows:

Current Fund Size for Billing Purposes - $210,000,000	X $200,000
$40,000,000

To accommodate circumstances where the International Growth Fund’s assets fall beneath $1 billion and to prevent a decline in the International Growth Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the flat fee would be triggered, or (b) fall below a threshold of approximately $944 million, where the tiered fee schedule would be fully re-applied.

The credit is determined by prorating the difference between the flat 0.45% fee schedule and the flat 0.425% fee schedule over the difference between $1 billion and the current portfolio size for billing purposes.  The credit will approach $250,000 annually when the International Stock Portfolio’s assets are close to $1 billion and fall to zero at approximately $944 million.

As the International Growth Fund’s assets approach $1 billion, the transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $944,444,444	X $250,000
$55,555,555